Exhibit 99.1

TRADE STREET RESIDENTIAL CLOSES ON $25.8 MILLION

MORTGAGE LOAN

- Refinances Previous Loan and Lowers Expected Annual Interest Expense by $526,000 -

AVENTURA, Fla., June 6, 2013 /PRNewswire/ — Trade Street Residential, Inc. (the “Company”), a fully integrated owner and operator of high-quality apartment communities in targeted growth markets in the southeastern United States, including Texas, today announced that on May 31st, 2013, the Company, through a subsidiary, closed on a 12-year $25.8 million first mortgage loan secured by Pointe at Canyon Ridge, a 494-unit apartment community located in Sandy Springs, Georgia.

The loan matures on June 1, 2025 and bears interest at a fixed rate of 4.1% per annum with two years of interest-only payments followed by principal and interest payments based on a 30-year amortization schedule thereafter. Proceeds from the loan were used to refinance a $26.4 million 6.0% first mortgage loan secured by the same property, which matured on May 31, 2013. The Company expects this transaction to reduce annual interest expense by approximately $526,000.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. (TSRE) is a full service, vertically integrated, self-administered and self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the offering and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s final prospectus relating to the Company’s recent public offering of its common stock.

Company Contact:

Bert Lopez, Chief Financial Officer

(786) 248-6030

blopez@trade-street.com

Investor Relations:

Stephen Swett

203-682-8377

stephen.swett@icrinc.com